                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               C.H. HEIST CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                C.H. HEIST CORP.

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 1999

To the Shareholders:

         The 1999 Annual Meeting of Shareholders of C.H. Heist Corp. (the "Company") will be held at the Hyatt West Shore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607 on Monday, May 10, 1999, at 11:30 A.M. local time, for the following purposes:

         1. To elect seven Directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his/her successor;

         2. To ratify the selection by the Board of Directors of the firm of KPMG LLP as independent certified public accountants for the Company and its subsidiaries for the fiscal year 1999; and

         3. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

         The shareholders of record at the close of business on March 26, 1999, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         If you cannot personally attend the meeting, it is requested that you promptly fill in, sign and return the enclosed proxy, which needs no postage if mailed in the United States.

                                          By order of the Board of Directors

                                          Isadore Snitzer
                                          Secretary

Dated: April 5, 1999

                                C.H. HEIST CORP.

                                ----------------

                                PROXY STATEMENT

                                ---------------

         The enclosed proxy is solicited by the Board of Directors of C.H. Heist Corp. (the "Company") to be voted at the 1999 Annual Meeting of Shareholders to be held at the Hyatt West Shore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on Monday, May 10, 1999, at 11:30 A.M., and at any adjournment or adjournments thereof.

         Only shareholders of record as of the close of business on March 26, 1999, are entitled to notice of, and to vote at, the meeting or any adjournments thereof. On March 22, 1999, the Company had outstanding voting securities consisting of 2,880,508 shares of common stock, par value $.05 per share. Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited personally or by telephone or facsimile transmission, by officers, directors and regular employees of the Company. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such material.

         Any shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise in person at the 1999 Annual Meeting of Shareholders or by written notification to the Secretary of the Company. Every properly signed proxy will be voted unless previously revoked if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken.

         The Company's address is 810 North Belcher Road, Clearwater, Florida 33765, and its telephone number is (727) 461-5656. This Proxy Statement and the enclosed proxy will be mailed to shareholders on or about April 5, 1999.


                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

         Seven Directors are to be elected at the meeting, each to serve until the next annual meeting of shareholders and until the Director's successor shall have been elected and shall have qualified. The size of the Board has been reduced to seven from nine for the reasons described below. It is intended that the shares represented by proxies solicited by the Board of Directors will be voted for the seven nominees for Director of the Company hereinafter named, unless authority to vote for one or more nominees is withheld. If for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

         Nine Directors were elected to the Board of Directors at the 1998 Annual Meeting of Shareholders and seven are nominees for re-election at the 1999 Annual Meeting of Shareholders.

         Mr. Brian Lipke and Mr. Chauncy D. Leake, Jr., both of whom were elected to a one year term at the 1998 Annual Meeting of Shareholders, are not standing for reelection for 1999. Mr. Lipke, a director since 1997, has resigned due to personal and other professional commitments. Mr. Leake, a member of the Board of Directors and trusted advisor for over 27 years, is retiring.

         The following table sets forth certain information about each nominee for election to the Board of Directors:

                                                                                                             FIRST BECAME
NAME                                                    PRINCIPAL OCCUPATION                          AGE     A DIRECTOR
----                                                    --------------------                          ---    ------------
Charles H. Heist............................            Chairman of the Board of Directors,            48         1978
                                                        and CEO
W. David Foster.............................            President and Chief Operating Officer          64         1997
John L. Rowley..............................            Vice President Finance and                     55         1994
                                                        Chief Financial Officer
Charles E. Scharlau.........................            Chairman of the Board of Directors of          71         1980
                                                        Southwestern Energy Co.
Ronald K. Leirvik...........................            President of RKL Enterprises                   61         1996
Richard W. Roberson........................             President of Sand Dollar Partners, Inc.        52         1997
Donna R. Moore..............................            Executive Vice President and Board             59         1997
                                                        member of Voyager Expanded Learning,
                                                        Inc. and President of Eureka Experience


         Charles H. Heist has been Chairman of the Board and Chief Executive Officer of the Company since November 1988. From 1983 until 1997, he also served as President of the Company.

         W. David Foster became President and Chief Operating Officer of the Company in 1997. Prior to that he served as Vice President-Marketing and Sales, President and Chief Executive Officer of Ablest Service Corp., the Company's Staffing Services subsidiary and in other management positions. Mr. Foster was elected to the Board of Directors in November 1997.

         John L. Rowley became Vice President - Finance and Chief Financial Officer of the Company in May 1992. Prior to that he was Treasurer and Chief Accounting Officer of the Company from 1975 until his promotion in 1992.

         Mr. Scharlau is Chairman of the Board of Directors of Southwestern Energy Co., with which he has been associated for over five years. He also serves on the Board of Directors of McIlroy Bank & Trust Company and is Chairman of the Board of Trustees of the University of Arkansas.

         Ronald K. Leirvik is Chairman and a member of the Board of Directors of Willow Hill Industries, Inc., a manufacturer of tubular stampings for the automotive industry. Since March 1995, Mr. Leirvik has also been President of RKL Enterprises, which acquires and manages small to medium size manufacturing companies. From 1991 until March 1995 he was President, CEO, and a Director of RB&W Corporation, a leading manufacturer and distributor of industrial fasteners. The seven years prior to that he was Executive Vice President and General Manager of Moen, Inc. a leading manufacturer of faucets, shower valves, sinks and plumbing fixtures.

         Mr. Roberson is President of Sand Dollar Partners, Inc. an investment and consulting firm. From 1993 to 1996 he was President and CEO of Visionworks, Inc, a retail superstore optical chain operating in the United States, which was sold in 1996. From 1980 to 1993 he was a Senior Vice President of Eckerd Corporation. He is also a director of Priority Healthcare Corporation, a Nasdaq traded company.

         Ms. Moore is Executive Vice President and a member of the Board of Directors of Voyager Expanded Learning, Inc. and President of Eureka Experience, a company that provides seminars and gatherings for business women. From 1995 to 1997 she served as CEO and Chairman of the Board of Discovery Zone, Inc., which operates 220 children's entertainment FunCenters throughout the United States. From 1987 to 1992, she led the Walt Disney Company's highly successful Disney Store concept, opening its first 156 stores in the United States and abroad. Prior to her position with Discovery Zone, Ms. Moore was Senior Vice President of Williams Sonoma, President of North American Division of Laura Ashley, Inc. and President and CEO of Motherhood Maternity. Ms. Moore was elected to the Board of Directors in August 1997.

INFORMATION ABOUT THE BOARD OF DIRECTORS

         During the Company's fiscal year ended December 27, 1998, the Board of Directors of the Company held a total of four regularly scheduled meetings. During fiscal 1998, each of the Directors attended all meetings of the Board and all meetings of all committees of the Board on which they served, with the exception of Mr. Lipke who was unable to attend one meeting. Non-employee directors received an annual retainer of $10,000 plus meeting expenses, during fiscal 1998.

         The Board of Directors has executive, compensation and audit committees. During fiscal 1998, the executive and compensation committees each met once and the audit committee met twice. The executive committee consisted of Messrs. Heist, Rowley and Roberson. The compensation committee consisted of Messrs. Lipke, Scharlau and Ms. Moore and authorizes the compensation for each executive officer. The audit committee consisted of Messrs. Roberson, Leake and Leirvik. This committee monitors and reviews the financial controls, reporting procedures, and internal checks and balances of the Company as well as the independence and performance of its outside auditors. The Company does not have any standing nominating committee.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth pertinent information concerning the ownership of shares by persons known to the Company to own beneficially as of the record date more than 5% of the outstanding shares of common stock of the Company. For the purpose of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission relating to proxy statements and does not necessarily indicate economic interest. The beneficial ownership information presented herein is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.


                                                                                            AMOUNT AND NATURE       PERCENT
NAME AND ADDRESS                                                                         OF BENEFICIAL OWNERSHIP   OF CLASS
----------------                                                                         -----------------------   --------

C.H. Heist Trust...................................................................             681,445(1)(2)        23.7%
c/o Isadore Snitzer,
    Charles H. Heist and
    Clydis D. Heist,
    Trustees
710 Statler Building
Buffalo, New York 14202

Charles H. Heist...................................................................             276,877(1)(3)(4)      9.6%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765

Victoria Hall......................................................................             197,543(4)(5)         6.9%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765

Dixie Lea Clark....................................................................             180,550(4)(5)         6.3%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765

Clydis D. Heist....................................................................             369,980(4)           12.8%
Trust For The Benefit Of Grandchildren

The Burton Partnership, Limited Partnership........................................             154,900(6)            5.4%
Post Office Box 4643
Jackson, Wyoming  83001


---------------
(1) The 681,445 shares indicated are held of record in a trust created by Mr. C.H. Heist for the benefit of his family prior to his death in February 1983. The three trustees of the trust are Clydis D. Heist, Charles H. Heist and Isadore Snitzer. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trust. The trust will continue until the death of Mrs. Heist and the children of Mr. and Mrs. Heist.

(2) Isadore Snitzer is also the beneficial and record owner of 2,022 shares (less than 1%).

(3) Amount indicated is 276,877 shares owned directly by Mr. Heist. Mr. Heist is the Chairman of the Board and CEO of the Company.

(4)  There are nine Trusts created for the benefit of the children of Charles
     H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. Mr. Heist and his sisters are trustees of the trusts. Each of the trustees may be deemed to be the beneficial owner of the shares held in trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trusts.

(5) The two daughters of C.H. Heist (deceased) and Clydis D. Heist are both of majority age and own their shares directly. The 197,543 shares owned by Victoria Hall and the 180,550 shares owned by Dixie Lea Clark do not include the 681,445 shares owned by the C.H. Heist Trust or the shares of the trusts for the children mentioned in footnote 4. Both daughters disclaim any beneficial ownership of such shares.

(6) The Burton Partnership, Limited Partnership is a limited partnership investment company, controlled by Donald W. Burton. Mr. Burton is deemed to be the beneficial owner of the shares held by the limited partnership and shares voting authority over the shares with the limited partnership.

SECURITY OWNERSHIP OF MANAGEMENT

         As of March 26, 1999, the Directors, individually, and all Directors and Officers of the Company as a group, respectively, owned beneficially the following amounts of common stock of the Company:


                                                                                         AMOUNT AND NATURE OF      PERCENT
      NAME OF BENEFICIAL OWNER                                                           BENEFICIAL OWNERSHIP      OF CLASS
      ------------------------                                                           --------------------      --------

      Charles H. Heist..................................................................     276,877(1)(2)(3)        9.6%

      W. David Foster...................................................................      32,630(3)(5)           1.1%

      John L. Rowley....................................................................      22,359(3)(5)            (4)

      Chauncey D. Leake, Jr.............................................................         498                  (4)

      Charles E. Scharlau...............................................................         305                  (4)

      Ronald K. Leirvik.................................................................         100                  (4)

      Richard W. Roberson...............................................................         500                  (4)

      Donna R. Moore....................................................................           -                  (4)

      All Officers and Directors (14 Persons) ..........................................   1,437,479(6)             48.2%


---------------

(1) Does not include the 681,445 shares held by the C.H. Heist Trust with respect to which Charles H. Heist, Clydis D. Heist and Isadore Snitzer share voting and investment powers. See footnote (1) under "Security Ownership of Certain Beneficial Owners" above.

(2) See footnotes (3) and (4) under "Security Ownership of Certain Beneficial Owners" above. Does not include 369,980 shares held in trust for the children of Charles H. Heist and his two sisters.

(3)  Executive Officer of the Company.

(4)  Less than 1%.

(5)  Amounts include options that are presently exercisable.

(6) Includes options that are presently exercisable to purchase 102,927 shares, and the 681,445 shares and 369,980 shares described in footnotes
     (1) and (4), under "Security Ownership Of Certain Beneficial Owners".

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years by the chief executive officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                                 Long Term
                                                                Annual Compensation (1)                     Compensation Awards
                                                       ------------------------------------------       --------------------------
                                                                    Bonus Declared     Bonus Paid       Bonus Bank      Securities
                                           Fiscal                   --------------     ----------       ----------      Underlying
  Name and Principal Position               Year        Salary            (2)              (3)              (4)          Options
  ---------------------------              ----         ------            ---              ---              ---         ----------

  Charles H. Heist                         1998        $225,000         $87,600         $59,700           $99,600         9,368
  Chairman of the Board,                   1997        $185,000        $125,800         $67,700           $75,200         7,289
  CEO and Director                         1996        $185,000         $74,600         $50,400           $24,800             -

  W. David Foster                          1998        $200,000         $77,900         $45,800           $76,400         6,205
  President - Chief Operating Officer      1997        $177,400         $63,400         $48,400           $48,400        10,026
  C.H. Heist Corp.                         1996        $138,500        $101,300         $34,100           $34,100             -

  John L. Rowley                           1998        $140,000         $40,900         $23,800           $39,700         3,162
  Chief Financial Officer                  1997        $139,500         $36,700         $22,200           $24,700         3,753
  C.H. Heist Corp.                         1996        $127,000         $38,400         $25,900           $12,800             -

  Kurt R. Moore                            1998        $150,000         $97,900         $42,600           $71,100         3,019
  Executive Vice President                 1997        $139,500         $25,600         $21,200           $23,500         6,453
  Ablest Service Corp.                     1996        $104,000         $65,200         $44,600           $22,000             -

  Duane F. Worthington II                  1998        $135,000         $56,700         $26,000           $43,300         1,533
  Vice president - Operations              1997        $125,000         $10,600         $10,800           $12,000         3,914
  C.H. Heist Corp.                         1996        $116,000         $40,400         $27,100           $13,300             -



(1) The Company provides to certain of its officers income tax services and the use of Company cars. The amounts indicated do not include the cost to the Company of such benefits as management believes they do not exceed 10% of total salary and bonus of any individual.

(2) Bonus declared was accrued based on the Economic Value Added (EVA(R)) Incentive Remuneration Plan adopted in 1995 for implementation starting January 1, 1996. See "Report on Executive Compensation."

(3) Bonus paid represents a percentage of the total of the bonus declared plus the portion in the participant's bonus bank from prior years that was earned in the particular fiscal year, less amounts to purchase options under the Leveraged Option Plan.

(4) The participant does not have a claim or right in the bonus bank balance, future payment of which is dependent upon the continued achievement of established EVA performance targets.

OPTION GRANTS

         Shown below is information on grants of stock options pursuant to the Company's Leveraged Stock Option Plan (the Leveraged Option Plan) during the fiscal year ended December 27, 1998, to the Named Officers. The leveraged option plan requires that each participating officer apply 10% of his bonus to the purchase of options.



                                                                                                                Potential
                                                                                                            Realizable Value
                                                                                                               at Assumed
                                             Percentage of                                                   Annual Rates of
                                             Total Options                                              Stock Price Appreciation
                                              Granted to      Exercise or Base                                for Option Term
                              Options         Employees in          Price                               ------------------------
Name                        Granted (1)       Fiscal 1998      (per share) (2)    Expiration Date          5%              10%
----                        -----------      -------------    ----------------    ---------------          --              ---

Charles H. Heist               9,638             24.8%              $8.85             2/23/08           $53,642         $135,940
W. David Foster                6,205             16.0%              $8.85             2/23/08           $34,535         $ 87,519
John L. Rowley                 3,162              8.1%              $8.85             2/23/08           $17,599         $ 44,599
Kurt R. Moore                  3,019              7.8%              $8.85             2/23/08           $16,803         $ 42,582
Duane F. Worthington II        1,533              4.0%              $8.85             2/23/08           $ 8,532         $ 21,622


(1) The options indicated were granted on February 23, 1998, the date of the grant. If a "Change in Control" (as defined in the Leveraged Option Plan) occurs, then all options immediately vest and will be cashed out on the basis of the difference between the option exercise price and the "Change of Control Price" (as defined in the Leveraged Option Plan) as of the date the Change in Control or Potential Change of Control is deemed to have occurred or such other date as the Company may determine prior to the Change in Control. Generally, the "Change of Control Price" is defined under the Option Plan to mean the highest per share price offered or paid in the 60-day period preceding the Change in Control or Potential Change in Control.

(2) The exercise price used in the calculation of the potential value of the options is the price at which the options vest and first become exercisable.


OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The table below provides information with respect to unexercised options to purchase the Company's common stock granted under the Company's Option Plan and Leveraged Option Plan to Named Officers and held by them on December 27, 1998. None of the Named Officers exercised any stock options during fiscal 1998.


                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING              VALUE OF UNEXERCISED
                                                                        OPTIONS HELD AT         IN-THE-MONEY OPTIONS (*)
                                                                       DECEMBER 27, 1998          AT DECEMBER 27, 1998
    NAME                                                           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
    ----                                                           -------------------------    -------------------------

    Charles H. Heist                                                        -0-/16,927                 $-0-/$-0-

    W. David Foster                                                      31,660/16,231                 $-0-/$-0-

    John L. Rowley                                                       22,359/6,915                  $-0-/$-0-

    Kurt R. Moore                                                        18,972/9,472                  $-0-/$-0-

    Duane F. Worthington II                                              17,289/5,447                  $-0-/$-0-


(*) The exercise price used in the calculation is the price at which the options vest and first become exercisable.

                        REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE

         The Compensation Committee is composed of three independent, non-employee directors. The committee approves the salaries of executive officers and monitors the EVA(R) Incentive Remuneration Plan (EVA Incentive
Plan), the Employees Incentive Stock Option Plan (Option Plan) and the EVA(R) Leveraged Stock Option Plan (Leveraged Option Plan). The latter was approved by the shareholders at the 1996 Annual Meeting of Shareholders. The EVA Incentive Plan was approved by the Board of Directors in 1995 and became effective in fiscal 1996. The Option Plan was approved by the Board of Directors and the shareholders of the Company and became effective in fiscal 1992.

         The Company's compensation programs are designed to attract and retain qualified executives by providing competitive salaries and, through the EVA Incentive Plan, Option Plan and Leveraged Option Plan, link incentive compensation to both financial and EVA performance of the Company. The Company's executive compensation program consists of three key elements: (1) a base salary component, (2) an annual bonus component and (3) a long term stock option component. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chief Executive Officer of the Company, Charles H. Heist, are described below.

         Salary Component. The Chief Executive Officer's salary adjustment for fiscal 1999 was $15,000 or 6.7%. This increase was granted in order to position Mr. Heist into the twenty-fifth percentile range for Chief Executive Officers of similar size companies based on the Watson Wyatt Data Services Top Management Report for 1998/1999. He was also eligible to receive incentive compensation under the EVA Incentive Plan and stock options under the Leveraged Option Plan. Both plans are formula plans based on achieving established EVA performance targets. Mr. Heist received a declared EVA incentive bonus of $87,600 for 1998. Of this amount $35,000 was in cash, $43,840 was deferred to future years, payment of which is dependant upon the achievement of certain established EVA performance targets and $8,760 was used to purchase options under the terms of the Leveraged Option Plan. Mr. Heist received options for 9,638 shares in 1998, under this plan. See "Summary Compensation Table".

         Salaries for the other executive officers of the Company for fiscal 1999 were increased by the Board of Directors based on recommendations made by the Chief Executive Officer. These increases ranged from 3.6% to 10.0%, with the average increase being approximately 6.7%. This compares to increases for fiscal 1998 for such officers ranging from 0.0% to 20.7% with the average increase for the year being 8.0%. In awarding these increases, the Board considered the Company's financial performance, the executive officers' individual contributions to such performance, and the competitiveness of the base salaries of these officers as compared to the base salaries of executives reflected in the William M. Mercer, Inc. and Watson Wyatt Data Services Top Management Report of similar sized companies for 1998/1999.

         Incentive Plan. In 1996 the Board of Directors and the Compensation Committee approved the adoption and implementation of an Economic Value Added ("EVA") Incentive Remuneration Plan (the "EVA Plan"). The Committee believes that the EVA Plan will strengthen the alignment of interests between the Company's key employees and its shareholders through the use of EVA incentive compensation and the increased ownership by certain officers of shares of the Company's common stock. The purpose of the EVA incentive compensation plan is to provide incentive compensation to key employees in a form which relates their financial reward to an increase in value of the corporation to its shareholders. In general, EVA is the corporation's annual net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the shareholders of the corporation. The Compensation Committee believes that EVA improvement is the financial performance measure most clearly correlated with increases in shareholder value.

         For each performance year there is a target EVA for the corporation and business unit. The target EVA is generally the average of the EVA for the prior year and the prior year target EVA, plus an expected improvement. If the EVA for the performance year equals the target EVA for the year, the participants will receive a cash bonus under the Plan. The amount of the bonus will vary according to the amount by which the actual EVA exceeds the target EVA, the participant's base salary, and other factors. For certain participants, a portion of the bonus will be applied to acquire options pursuant to the Leveraged Option Plan. If the EVA for the performance year is less than the target EVA for the year, less or no bonus would be paid under the plan for that year.

         For fiscal 1998, incentive awards were accrued under the EVA Incentive Plan for the executive officers in the amounts shown in the Summary Compensation Table. Of these amounts 40% was paid out in 1999 and 60% was deferred for possible payment in future years under the terms of the EVA Incentive Plan.

         Option Plans. The Employee Stock Option Plan is intended to advance the interest of the Company and its shareholders by enhancing the Company's ability to attract and retain highly-qualified key employees and by providing an incentive to such employees to achieve the Company's long-term business plans and objectives. No options were granted to the Executive Officers under the Employee Stock Option Plan for the three years reported.

         The Leveraged Stock Option Plan is designed to align the interests between the Executive officers and the shareholders of the Company through the increased ownership by such officers of shares of the Company's common stock. An amount equal to 10% of each Executive officer's normal bonus calculated under the EVA Incentive plan is used in a formula under the Leveraged Stock Option Plan to determine the number of shares subject to an option to be granted under the plan. Options for 32,373 shares were granted to Executive officers under the Leveraged Stock Option Plan during fiscal 1998.

THE COMPENSATION COMMITTEE
Brian J. Lipke                Charles E. Scharlau                Donna R. Moore

                     UNITED STATES EMPLOYEES' PENSION PLAN

         From July 1, 1986 until April 1, 1999, the Company maintained the C.H. Heist Corp. United States Employees' Pension Plan, a defined benefit retirement plan for the benefit of its eligible non-bargaining unit United States employees and their beneficiaries. In fiscal 1996, the company carved out the employees of Ablest Service Corp. from this plan and established the Ablest Service Corp. United States Employee's Pension Plan to serve the staffing services segment's employees. All of the executive officers listed in the preceding Summary Compensation Table participated in one of the above noted plans.

         The pension plans were trusteed plans and were funded entirely by Company contributions. The pension plans were administered by a Committee appointed by the Company.

         Effective on April 1, 1999, the Company terminated the defined benefit retirement plans. The Company's pension provider is currently in the process of determining the actuarial benefit allocated to each plan participant as well as proceeding with all applicable Internal Revenue and Pension Benefit Guarantee Corp. filings. The actual benefit allocated to the executive officers listed in the Summary Compensation Table is not expected to be determined until the end of 1999.

                            COMMON STOCK PERFORMANCE

         The stock performance graph presented below compares the Company to the American Stock Exchange Market Value Index (a broad market index) and a Peer Group Index.

         The American Stock Exchange Service Industry Index, used in prior years, is no longer published. A search of publicly traded companies was made for the Company by an independent consultant, who no longer provides these services, in order to establish an appropriate peer group. Since no other index was available, a peer group was established of three companies, which provide services in either the staffing or industrial maintenance service industries. Those companies are Headway Corporate Resources, Inc., Joule, Inc., and Sevenson Environmental.

                   [CHART -- 5 YEAR TOTAL SHAREHOLDER RETURN]


   INDEX DATA              DEC '93          DEC '94         DEC '95           DEC '96          DEC '97          DEC '98
   ----------              -------          -------         -------           -------          -------          -------
C.H. Heist Corp.             100              93               92               102               92               85
AMEX Market Value            100              93              117               124              151              150
Peer Group Index             100             116              134               147              158              136



                              CERTAIN TRANSACTIONS

         Certain of the Company's Buffalo, New York facilities are leased from Mr. Charles H. Heist, Chairman of the Board and Chief Executive Officer of the Company, and his two sisters, Dixie Lea Clark and Victoria Hall. Under the lease, the Company is responsible for maintenance and all insurance premiums, assessments and taxes. Rents of approximately $74,500, including amounts paid for the foregoing purposes, were paid under the lease during the year ended December 27, 1998.


                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of its common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, during the 1998 fiscal year all of these filing requirements were satisfied by the Company's directors, officers and 10% shareholders.

                       ITEM 2 -- RATIFICATION OF AUDITORS

         KPMG LLP audited the Company's financial statements for the fiscal year ended December 27, 1998 and has been selected by the Board of Directors to audit the Company's financial statements for the current fiscal year. KPMG LLP and its predecessors have audited the Company's financial statements annually since 1969 and such firm is considered well qualified by management and the Board of Directors. KPMG LLP is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants - Division of C.P.A. firms and accordingly, has periodic Peer Reviews which consist of a review of the quality of its accounting and auditing practice by another C.P.A. firm. A representative of KPMG LLP is expected to attend the meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.


                                 ANNUAL REPORT

         The Annual Report of the Company to the Shareholders for the fiscal year ended December 27, 1998, including financial statements, is included with this proxy solicitation material.

         On written request, the Company will provide without charge to each record or beneficial holder of the Company's common stock as of March 26, 1999, a copy of the Company's Annual Report on Form 10-K for the year ended December 27, 1998, as filed with the Securities and Exchange Commission. Requests may be directed to Mr. John L. Rowley, Chief Financial Officer, C.H. Heist Corp., 810 North Belcher Road, Clearwater, Florida 33765, by fax at 727-447-1146 or via the internet at john_rowley@heist.com.


                             SHAREHOLDER PROPOSALS

         Any shareholder proposal intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices located at 810 North Belcher Road, Clearwater, Florida 33765 by the close of business on December 3, 1999, in order to be timely received for inclusion in the Company's proxy statement and form of proxy for that meeting.

         If a shareholder intends to raise at the Company's annual meeting in 2000, a proposal that he or she does not seek to have included in the Company's proxy statement, the shareholder must notify the Company of the proposal on or before February 15, 2000. If the shareholder fails to notify the Company, the Company's proxies will be permitted to use their discretionary voting authority with respect to such proposal when and if it is raised at such annual meeting, whether or not there is any discussion of such proposal in the proxy statement for the annual meeting in 2000.

                                 OTHER MATTERS

         Under New York law and the Company's Certificate of Incorporation, broker non-votes and abstaining votes will not be counted in favor of, or against, election of any nominee for director or for or against the proposal to approve the appointment of KPMG LLP as independent certified public accountants.

         The Company is unaware of any matter, other than those mentioned above, that will be brought before the meeting for action. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in respect to such matters.

         It is important that your proxy be returned promptly no matter how small or how large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Shares represented by each proxy will be voted as directed, but if not otherwise specified, will be voted for the election of the nominees for Directors, and for the ratification of the appointment of the independent certified public accountants for the Company for 1999.

Dated: April 3, 1999                        C.H. HEIST CORP.

                                C.H. HEIST CORP.
                                 Annual Meeting

                                Hyatt West Shore
                        6200 Courtney Campbell Causeway
                                 Tampa, Florida

                             Monday - May 10, 1999
                        11:30 a.m. Eastern Standard Time



PROXY

                                C.H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 33765

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints CHARLES H. HEIST and JOHN L. ROWLEY as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of the C.H. HEIST CORP. held of record by the undersigned on March 26, 1999, at the annual meeting of the shareholders to be held on May 10, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS
   / / FOR all nominees listed below (except as marked to the contrary below) / / WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES: Charles H. Heist, John L. Rowley, W. David Foster,
          Charles E. Scharlau, Ronald K. Leirvik, Richard W. Roberson and Donna R. Moore.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
-------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent certified
   public accountants for the corporation.  / / FOR   / / AGAINST   / / ABSTAIN


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                                     Dated:                             , 1999
                                           -----------------------------


                                     -----------------------------------------
                                                     Signature(s)

                                      When shares are held by joint tenants,
                                      both should sign. When signing as
                                      attorney, executor, administrator,
                                      trustee or guardian, please give full
                                      title as such. If a corporation, please
                                      sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.